Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-02845 on Form S-8 of our report dated June 27, 2014, related to the statement of net assets available for benefits of Wausau Paper Corp. Savings and Investment Plan as of December 31, 2013, and the related statement of changes in net assets available for benefits for the year then ended, appearing in this Annual Report on Form 11-K of the Wausau Paper Corp. Savings and Investment Plan for the year ended December 31, 2014.

/s/ Wipfli LLP

Wipfli LLP

June 26, 2015

Wausau, Wisconsin